FOR IMMEDIATE RELEASE

SONTRA MEDICAL CORPORATION RECEIVES NASDAQ DELISTING NOTICE
Plans to Request Hearing with Listing Qualifications Panel

Franklin, MA - May 24, 2006 -- Sontra Medical Corporation (NASDAQ: SONT) announced today it received a Nasdaq Staff Determination on May 23, 2006 from the Nasdaq Stock Market stating that the Company failed to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4), and that as a result, its common stock will be delisted from The Nasdaq Capital Market at the opening of business on June 1, 2006. The Company plans to file a request for a hearing before the Nasdaq Listing Qualifications Panel to appeal the Staff Determination. A hearing request will stay the delisting of the Company’s common stock and the Company’s common stock will continue to trade on The Nasdaq Capital Market pending the outcome of the hearing. There can be no assurance that the Nasdaq Listing Qualifications Panel will grant the Company’s request for continued listing.

About Sontra Medical Corporation (www.sontra.com)
Sontra Medical Corporation is a technology leader in transdermal science. Sontra’s SonoPrep ultrasound-mediated skin permeation technology combined with technical competencies in transdermal drug formulation, delivery systems and biosensors is creating a new paradigm in transdermal drug delivery and diagnosis. The SonoPrep technology is being developed for several billion dollar market opportunities, including continuous glucose monitoring and the transdermal delivery of large molecule drugs and vaccines. Sontra is currently marketing the SonoPrep device and procedure tray for use with topical lidocaine to achieve rapid (within five minutes) skin anesthesia.

Investor Relations Contact:
Sean Moran, Sontra Medical CFO 508-530-0334
© 2006 Sontra Medical Corporation. SonoPrep is a registered trademark of Sontra Medical Corporation. All other company, product or service names mentioned herein are the trademarks or registered trademarks of their respective owners.

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This press release contains forward-looking statement. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements and include statements regarding our planned strategic initiatives and our ability to maintain a listing on Nasdaq. Such statements are based on our current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such factors and uncertainties include, but are not limited to, that the Company will not be successful in its request for continued listing, and risks related to our planned strategic initiatives, including that such initiatives may not occur as planned or that they do not result in continued listing. Forward-looking statements speak only as of the date they are made, and we undertake no duty or obligation to update any forward-looking statements in light of new information or future events, unless required by law. For detailed information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Sontra’s filings with the Securities and Exchange Commission, including Sontra’s most recent Quarterly Report on Form 10-QSB.